UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-00595
Washington, D.C. 20549	Expires: February 28, 2006
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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule §240.14a-12

THE GILLETTE COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2005 Annual Meeting of Shareholders

Time:	10:00 a.m.
Date:	Thursday, May 12, 2005
Place:	The Hilton Rye Town 699 Westchester Avenue Rye Brook, New York
Webcast:
Our Annual Meeting will be webcast on our web site at www.gillette.com at 10:00 a.m. on May 12, 2005. Information included on or linked to our web site, other than our Proxy Statement, is not a part of the proxy soliciting material.

Items of Business:	1. To elect four members of the Board of Directors for three-year terms.
2. To vote to ratify the appointment of the independent registered public accounting firm for the year 2005.

In view of the proposed merger between The Gillette Company and The Procter & Gamble Company, the previously announced proposal by the Board of Directors to declassify the Board has been removed from the Annual Meeting agenda.

Record Date:	You can vote if you were a shareholder of record on March 14, 2005.
Annual Report:	Our 2004 Annual Report, which is not a part of the proxy soliciting material, is included with this Proxy Statement.
Proxy Voting:
It is important that your shares be represented and voted at the Meeting. You can vote your shares by completing and returning the proxy card sent to you. Most shareholders also can vote their shares on the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on your proxy card. You can revoke a proxy at any time prior to its exercise at the Meeting or adjournment by following the instructions in the accompanying Proxy Statement.

By order of the Board of Directors
William J. Mostyn III
Deputy General Counsel, Secretary
and Corporate Governance Officer

Boston, Massachusetts
March 30, 2005

2005 Proxy Statement

TABLE OF CONTENTS

Proxies and Voting	1
Shareholders Entitled to Vote	1
Voting Procedures	1
Confidential Voting Policy	2
List of Shareholders	2
Voting Requirements	2
Cost of Proxy Solicitation	2

Governance of the Company	3
Commitment to Corporate Governance Best Practices	3
Corporate Governance Principles, Committee Charters, and Codes of Conduct	3
Communications with the Board of Directors	3
The Board of Directors	3
Board Evaluation and Education	4
Board Independence	4
Identifying and Evaluating Nominees for Director	5
Annual Meeting Attendance Policy	6

Audit Committee Report	6
Audit Committee Pre-Approval Policy and Procedures	8

Stock Ownership	9
Securities Ownership of Directors and Officers	9
Five-Percent Beneficial Ownership	10
Related Transactions	10
Section 16(a) Beneficial Ownership Reporting Compliance	10
Gillette Comparative Five-Year Investment Performance	11

Item 1 – Election of Directors	12
Nominees for Directors for Terms to Expire in 2008	13
Directors Whose Terms Expire in 2006	14
Directors Whose Terms Expire in 2007	15
Non-Employee Director Compensation and Stock Ownership	16
Compensation Committee Interlocks and Insider Participation in Compensation Decisions	16
Board Meetings	17
Lead Director	17
Committees and Meetings	17

Item 2 – Ratification of the Appointment of the Independent Registered Public Accounting Firm	18

Executive Compensation	19
Summary Compensation Table	19
Aggregated Option Exercises in 2004 and Year-End Option Values	20
Option Grants in 2004	20

Retirement Plan Table	21
Employment Contracts, Termination of Employment, and Change-in-Control Arrangements	22

Compensation and Human Resources Committee Report	24
Compensation Philosophy	24
Performance Against Objectives	25
Salaries, Incentive Bonuses, and Long-Term Incentive Awards	25
Stock Ownership Guidelines and Retention Requirements	26
Report of Compensation Consultant	26
The Company Achieved Its Objectives in 2004	26
Compensation of the Chief Executive Officer	27
Section 162(m) of the Internal Revenue Code	28

Other Information	28
Annual Meeting Admission	28
Webcast of the Annual Meeting	28
Householding Information	28
Shareholder Account Maintenance	29
Shareholder Proposals for the 2006 Proxy Statement	29
Director Nominations and Other Business for Presentation at the 2006 Annual Meeting	29

Directions to The Hilton Rye Town	30

Proxies and Voting

We are providing these proxy materials in connection with the solicitation by the Board of Directors of The Gillette Company, a Delaware corporation, of proxies to be voted at our 2005 Annual Meeting of Shareholders and at any adjournment or postponement.

You are invited to attend our Annual Meeting of Shareholders on May 12, 2005, beginning at 10:00 a.m. The Meeting will be held at The Hilton Rye Town in Rye Brook, New York. See page 30 of this Proxy Statement for directions.

This Proxy Statement, form of proxy, and voting instructions are being mailed starting March 30, 2005. This Proxy Statement does not address the proposed merger between The Gillette Company and The Procter & Gamble Company. Shareholders will receive a separate proxy statement asking them to adopt the merger.

Shareholders Entitled to Vote

Record holders of Gillette common stock at the close of business on March 14, 2005, are entitled to receive this notice and to vote their shares at the Annual Meeting. As of that date, there were 994,395,964 shares of common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the Meeting.

Voting Procedures

Shareholders of record may vote in advance of the Annual Meeting by giving their proxy by mail, Internet, or telephone.

All shares that have been properly voted by proxy will be voted at the Annual Meeting. If you do not give voting instructions, the shares represented by your proxy will be voted for the election of directors and the ratification of the appointment of the independent registered public accounting firm.

If you participate in the Employees’ Savings Plan and/or the Employee Stock Ownership Plan, you will receive only one proxy card for all shares held in your accounts.

You can vote by calling 1-800-690-6903. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

You can vote on the Internet. The web site for Internet voting is www.proxyvote.com. As with telephone voting, you can confirm that your instructions have been properly recorded.

If you choose to vote by mail, simply indicate your response on your proxy card, date and sign it, and return it in the postage-paid envelope provided. If the envelope is lost, please mail your completed proxy card to The Gillette Company, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

Any shareholder may later vote in person at the Annual Meeting. However, if you have already voted, there is no need to vote again unless you wish to change your vote.

You can revoke your proxy at any time before it is exercised by:

–	written notice to the Secretary of the Company;

–	timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or on the Internet; or

–	voting by ballot at the Annual Meeting or any adjournment.

If your shares are held in the name of a bank, broker, or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Meeting.

If you participate in the Employees’ Savings Plan, Gillette Canada Inc. Retirement Income Savings Plan, Employee Stock Ownership Plan, or Global Employee Stock Ownership Plan, you are entitled to give the plans’ trustees voting instructions for the shares held in your account. The proxy card will serve as a voting instruction card for the plans’ trustees. If you do not vote your shares or specify your voting instructions on your proxy card, the plans’ trustees will vote your shares in the same proportion as the shares for which voting instructions have been received from other participants of each plan. To allow sufficient time for voting by the plans’ trustees, your voting instructions must be received by May 5, 2005.

Confidential Voting Policy

All proxies, ballots, and vote tabulations that identify shareholders are confidential. An independent tabulator will receive, inspect, and tabulate the proxies whether you vote by telephone, Internet, mail, or in person. The Company’s policy requires that proxies and ballots be kept confidential from officers, directors, and employees of the Company and from third parties. Outside agents, such as those serving as proxy solicitors, who have agreed to comply with this policy, but not Company employees, directors, or officers, will be permitted access to proxies and ballots to facilitate their participation in soliciting proxies and conducting the Meeting. Company officers, directors, or other employees or representatives may determine which shareholders have not voted so that they can be urged to vote. The policy will not apply in the event of a proxy contest or other solicitation based on an opposition proxy statement. Under Company policy, the voting instructions of participants in employee benefit plans will also be kept confidential from officers, directors, and employees of the Company.

List of Shareholders

The names of shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and, for 10 days prior to the Meeting, at the office of the Secretary of the Company, Prudential Tower Building, Boston, Massachusetts.

Voting Requirements

The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, in person or represented by proxy, is necessary to constitute a quorum. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Election of Directors. A plurality of the votes cast by the Gillette holders is required for the election of directors. This means that the four nominees who receive the most votes are elected.

Under New York Stock Exchange rules, if you are a beneficial owner and your broker holds your shares in its name, the broker is permitted to vote your shares on the election of directors, even if the broker does not receive voting instructions from you.

Ratification of Independent Registered Public Accounting Firm. An affirmative majority of the votes cast at the Meeting is required for approval of the ratification of the independent registered public accounting firm. Brokers are permitted to vote your shares on the ratification of the appointment of the independent registered public accounting firm without receiving voting instructions from you.

Voting on Other Matters. If other matters are properly presented at the Annual Meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you. On the date that this Proxy Statement went to press, we did not know of any other matters to be presented at the Annual Meeting.

Adjournment. The persons named in the proxy will also be able to vote your proxy at a postponed or adjourned meeting. You will still be able to change your proxy until it is voted.

Cost of Proxy Solicitation

We pay the cost of soliciting proxies. We have hired Georgeson Shareholder Communications Inc., a proxy solicitation firm, to solicit proxies. We will pay Georgeson a fee of $18,000, plus reasonable expenses, for this service. Proxies may be solicited on our behalf by directors, officers, or employees, in person or by telephone, electronic transmission, and facsimile transmission.

Governance of the Company

Commitment to Corporate Governance Best Practices

The Board of Directors strongly believes that good corporate governance practices lead to successful business performance. Over the past several years, we have enhanced our corporate governance practices in many important ways. We implemented most of these changes before the New York Stock Exchange and the Securities and Exchange Commission adopted their new standards and rules. We continually seek out best practices to promote a high level of performance from the Board and the senior management team. Our goal is to be a leader in good, effective corporate governance.

Corporate Governance Principles, Committee Charters, and Codes of Conduct

The Board of Directors has adopted Corporate Governance Principles and Committee Charters and sponsors the Company’s Code of Conduct and Financial Code of Ethics for the Chief Executive Officer and financial managers. The latest versions of these documents and other items relating to the governance of the Company can be found on the Company’s web site at www.gillette.com/investors. This information is also available in print to any shareholder who requests it.

Communications with the Board of Directors

The Audit Committee has established an Integrity Hotline for the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters. In addition, the Audit Committee has established procedures for the receipt, retention, and treatment of communications received by the Company regarding accounting, internal controls, or auditing matters. Written communications should be sent to: The Gillette Company, Audit Committee, P.O. Box 999130, Boston, MA 02199.

The Board of Directors has established a process for shareholders to send communications not related to accounting or auditing to the non-employee directors as a group. Such communications should be sent to: The Gillette Company, Nominating and Corporate Governance Committee, P.O. Box 999129, Boston, MA 02199.

Communications directed to the Audit Committee will be reviewed, sorted, summarized, and reported to the Audit Committee by the Internal Auditor. Communications directed to the non-employee directors as a group (or the Nominating and Corporate Governance Committee) will be reviewed, sorted, summarized, and reported to the directors as a group or the Committee, as applicable, by the Secretary.

The Board of Directors

The Board is composed of 11 directors, of whom two are women, two are from minority groups, and two are citizens of countries other than the United States.

The business, property, and affairs of the Company are managed by or under the direction of the Board of Directors. Key responsibilities of the Board and its Committees include:

–	reviewing the annual budget and operational plan;

–	reviewing the long-term Strategic Growth Plan and monitoring the progress of the Company against the plan;

–	establishing a succession plan for the Chief Executive Officer and other key officers;

–	setting performance standards for the Chief Executive Officer and other key officers;

–	evaluating the performance and approving the compensation of the Chief Executive Officer and other key officers in accordance with the Board’s “pay for performance” policy; and

–	establishing good governance practices and setting a high ethical standard for the Company.

The directors have full and free access to members of management. Key members of management attend each Board meeting, and there is frequent interaction between management and the Board.

The independent directors meet in executive session, without management, following each regularly scheduled Board meeting.

The Board of Directors and its Committees each has the authority to hire consultants and advisors at its discretion at the expense of the Company. This authority would be particularly important if a situation arose in which the Board or a Committee believed an actual or perceived conflict of interest might exist.

The Board of Directors does not believe that one formula fits all and, as a consequence, is opposed to a rigid approach to limits on Board terms. Because it often takes a number of years for directors to become thoroughly familiar with a particular business, setting arbitrary limits on Board terms may cause the loss of highly knowledgeable and effective directors.

The Board has established a policy that directors who are otherwise employed shall not serve on the boards of more than four public companies, including the Company. Directors who are not employed on a full-time basis shall not serve on the boards of more than six public companies, including the Company. Each director must notify the Nominating and Corporate Governance Committee in advance of accepting an invitation to serve as a member on another board of directors or taking on a significant committee assignment on another board of directors.

Our bylaws prohibit directors who have reached the age of 72 from standing for reelection.

The Company’s bylaws allow the positions of Chairman of the Board and Chief Executive Officer to be held by separate persons or by one person. The Board does not have a position on whether the roles should be held by different individuals and makes the determination on a case-by-case basis. Currently, the Board has determined that Mr. Kilts should serve in both positions. The bylaws prohibit former Gillette Chief Executive Officers from serving on the Board.

Board Evaluation and Education

Each year, the Board of Directors and its Committees each evaluates its effectiveness. Many of the changes we have made to our governance practices have resulted directly from these evaluations. The Board views self-evaluation as an ongoing process designed to achieve high levels of Board and Committee performance.

The continuing education program for directors is designed to supplement the Board’s expertise and to maintain and improve the Board’s effectiveness. The Company sponsors in-house educational programs for the Board and provides regular updates on relevant matters. The Company pays for educational programs chosen by the individual directors and sponsored by the New York Stock Exchange, major educational institutions, or other prominent organizations.

Board Independence

The Board of Directors has determined that all of the non-employee directors (Roger K. Deromedi, Wilbur H. Gantz, Michael B. Gifford, Ray J. Groves, Dennis F. Hightower, Herbert H. Jacobi, Nancy J. Karch, Fred H. Langhammer, and Marjorie M. Yang) are independent. In determining whether a director is independent, the Board considers whether the director and immediate family members of the director have any material relationship with the Company. To assist the Board in making its determination of independence, the Board, absent other considerations, considers a director to be independent if, during the past three years:

–	the director has not been employed by, nor has an immediate family member of the director been an executive officer of, the Company;

–	neither the director nor an immediate family member of the director has received direct compensation from the Company (other than directors’ or committees’ fees; pension payments or other forms of deferred compensation for prior service, provided such deferred compensation is not contingent in any way on continued service; or compensation paid to a family member for service as a non-executive employee);*

–	the director has not been affiliated with or employed by, nor has an immediate family member of the director been affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company;

–	neither the director nor an immediate family member of the director has been employed as an executive officer of another company where any of the Company’s present executive officers serve on that company’s compensation committee;

–	the director has not been an executive officer or employee, nor has an immediate family member of the director been an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds 1% of such other company’s consolidated gross revenues;* and

–	neither the director nor an immediate family member of the director has been an executive officer or director of a non-profit organization that has received charitable contributions from the Company in an annual amount in excess of the greater of $100,000 or 1% of such charitable organization’s total revenues.*

For purposes of the independence determination, an “immediate family member” includes a director’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in- law, brothers- and sisters-in-law and anyone (other than domestic employees) who shares the director’s home.

The Board has determined that all of the non-employee directors meet these criteria. Moreover, the Board has determined that no non-employee director has a material relationship with the Company (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company).

It is our intention that the Board will at all times be composed of a substantial majority of independent directors. Currently, 9 of our 11 directors are independent.

*	More stringent than the New York Stock Exchange listing standards.

Identifying and Evaluating Nominees for Director

The Nominating and Corporate Governance Committee is responsible for evaluating candidates and recommending proposed director nominees to the Board. The Committee is composed of five independent directors, as defined by the listing standards of the New York Stock Exchange and the rules and regulations of the Securities and Exchange Commission. The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members, other Board members, management, shareholders, and, at times, executive search firms retained by the Committee to identify candidates. The Nominating and Corporate Governance Committee has adopted a policy with respect to candidates recommended by shareholders, which is summarized below and is available at our web site at www.gillette.com/investors. The Nominating and Corporate Governance Committee may review and change its nomination policy from time to time.

Any shareholder wishing to recommend a candidate for consideration by the Nominating and Corporate Governance Committee must do so in writing and send the recommendation to Nominating and Corporate Governance Committee, The Gillette Company, Attn: Corporate Secretary, Prudential Tower Building, 48th Floor, Boston, MA 02199 not later than the 120th calendar day before the anniversary of the date the prior year’s Annual Meeting Proxy Statement was released to shareholders (or if the Annual Meeting date has changed by more than 30 days, a reasonable time before the Company begins to print and mail its Proxy Statement).

A shareholder recommendation must contain specified information and representations about the candidate, including his or her independence and commitment to represent all shareholders and comply with law and Company policies. The recommendation also must contain specified information about the shareholder, his or her stock ownership, and arrangements or understandings with respect to the candidate, together with the candidate’s consent to serve as a director if nominated and to permit a background check. These requirements are set forth in detail at the web address listed above.

Evaluation of Prospective Nominees. The Nominating and Corporate Governance Committee evaluates each candidate for nomination to election to the Board, including qualifying recommendations by shareholders on the same basis. This evaluation includes the minimum qualifications provided in the Corporate Governance Principles. The current qualifications include:

–	Well-regarded in the community, with a long-standing, good reputation for the highest ethical and moral standards;

–	Good common sense and judgment;

–	Professional and personal experiences and expertise relevant to the Company’s business, and a record of outstanding accomplishment in present and prior positions;

–	If on other boards, excellent reputation for preparation, attendance, participation, interest, and initiative;

–	Business and/or professional knowledge and experience applicable to Company and shareholder goals and perspectives;

–	The time, energy, interest, and willingness to become involved in the Company and its future; and

–	The independence qualifications, age and board memberships limits, and willingness to meet the minimum equity interest holding guidelines, all as provided in the Corporate Governance Principles.

In evaluating prospective nominees, the Corporate Governance Principles also require the Nominating and Corporate Governance Committee to consider:

–	The extent to which the candidate helps the Board reflect the diversity of the Company’s shareholders, employees, and customers;

–	The ability of the prospective nominee to work positively with the Chief Executive Officer and other members of senior management;

–	The ability of the candidate to contribute to collaboration among Board members and to the Company’s ability to achieve its goals; and

–	The extent to which the prospective nominee enhances the range of talent, skill, and expertise of the Board.

The Nominating and Corporate Governance Committee determines whether to interview any candidate. The Nominating and Corporate Governance Committee may request a third-party search firm to gather additional information about a candidate’s background and experience.

After completing its evaluation, the Nominating and Corporate Governance Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Nominating and Corporate Governance Committee.

Annual Meeting Attendance Policy

The Board’s expectation is that all directors will attend the Annual Meeting of Shareholders. With the exception of Mr. Groves and Mr. Hightower, who were unable to attend due to prior commitments, all directors attended the 2004 Annual Meeting of Shareholders.

Audit Committee Report

The Audit Committee is currently composed of four independent directors, as defined by the listing standards of the New York Stock Exchange and the rules and regulations of the Securities and Exchange Commission. Mr. Lemann retired from the Board effective March 10, 2005. Nancy Karch has advised the Board of Directors that she serves on the Audit Committees of three other public companies. The Board has determined that her participation on those committees does not impair her ability to serve effectively on Gillette’s Audit Committee. The Board of Directors has determined that Ray J. Groves is an Audit Committee Financial Expert. The Audit Committee’s responsibilities are set forth in its written Charter, approved by the Board of Directors. The

Committee reviews its Charter annually. Under its Charter, the Committee is authorized to retain its own advisors at the Company’s expense.

Management is responsible for the Company’s internal controls over the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing an opinion on its audit. The independent registered public accounting firm is also responsible for auditing and expressing an opinion on management’s assessment of the effectiveness of internal control over financial reporting and an opinion on the effectiveness of internal control over financial reporting. The Committee’s responsibility is to oversee and monitor these activities on behalf of the Board of Directors. In 2004, the Company’s independent registered public accounting firm was KPMG LLP.

The Committee held nine meetings in person or by telephone with management and the independent registered public accounting firm during the course of the year. Each in-person meeting included an executive session with the independent registered public accounting firm. Management has represented to us that the Company’s consolidated financial statements for the year ended December 31, 2004, were prepared in accordance with accounting principles generally accepted in the United States.

We have reviewed with management and the independent registered public accounting firm (a) significant issues, if any, regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and significant issues, if any, as to the adequacy of the Company’s internal controls; (b) analyses prepared by management and/or the independent registered public accounting firm setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative Generally Accepted Accounting Principles (GAAP) methods on financial statements; (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, if any, on the financial statements of the Company; (d) the type and presentation of information to be included in earnings press releases, as well as any financial information and earnings guidance provided to analysts and rating agencies; and (e) the process adopted by management to assess the effectiveness of internal controls over financial reporting. In addition, we have discussed the Company’s major risk exposures and the steps that management has taken to monitor and control such exposures. Management is required to advise the Committee of any known instances of fraud relating to employees who have a significant role in the Company’s internal controls. The Committee was advised that management was not aware of any such instances of fraud.

In order to aid in our discussions with the independent registered public accounting firm and in our oversight activities, we developed and utilized a formal checklist of questions regarding management and accounting practices and policies.

We reviewed the audited consolidated financial statements with both management and the independent registered public accounting firm and discussed with them the quality, not just the acceptability, of the accounting principles that were followed and the clarity of disclosures in, and the presentation of, the financial statements. We also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61. These matters include any significant adjustments recorded or proposed by the independent registered public accounting firm, management judgments and accounting estimates, significant new accounting policies, disagreements with management, and significant deficiencies or material weaknesses in internal control over financial reporting, if any. We have also reviewed with the independent registered public accounting firm the Company’s critical accounting policies and practices.

We obtained and reviewed a report by the independent registered public accounting firm describing the firm’s internal quality control procedures, as well as any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with such issues.

We also received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 and discussed with the independent registered public accounting firm the firm’s independence and objectivity.

We received the following information concerning the fees of the independent registered public accounting firm for the years ended December 31, 2004 and 2003, and have determined that the provision of these services is compatible with maintaining the independence of the independent registered public accounting firm.

	2004	2003
(millions)

Audit Fees(1)	$11.14	$5.58
Audit-Related Fees(2)(3)	.29	.31
Tax Fees(3)
Tax Compliance and Preparation	.55	.53
Tax Consulting	1.72	3.37
Total Tax Fees	2.27	3.90
All Other Fees(3)	.13	.04
Total Fees	$13.83	$9.83

(1)	Includes statutory audits, comfort letters, consents, review of financial statements and filings with the SEC, and, in 2004, opinions on management’s assessment of the effectiveness of internal controls over financial reporting and the effectiveness of internal controls over financial reporting.

(2)	Includes employee benefit plan audits; due diligence related to mergers, acquisitions, and divestitures; audits related to acquisitions; and consultation on financial accounting and reporting standards.

(3)	Includes primarily administrative matters. All services were approved in advance pursuant to the Audit Committee’s Pre-Approval Policy and Procedures as described below.

In addition to meetings with management and the independent registered public accounting firm, we met several times with the Company’s Internal Auditor, Deloitte & Touche LLP, to review staffing, the internal audit plan, reports on key audits, and reports on the effectiveness of internal financial controls.

The Committee reviews on a regular basis any reports made on the Company’s Integrity Hotline, which enables employees to report confidentially or anonymously, via a toll-free telephone number, issues involving the Company’s financial reports and auditing functions.

Based on the foregoing, we recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, which was filed with the Securities and Exchange Commission.

By the Audit Committee:
Michael B. Gifford (Chair)
Roger K. Deromedi
Ray J. Groves
Nancy J. Karch
Jorge P. Lemann

Audit Committee Pre-Approval Policy and Procedures

The Audit Committee established Pre-Approval Policy and Procedures that apply to both audit and non-audit services to be provided by the independent registered public accounting firm. Annual audit services, engagement terms, and fees are subject to pre-approval by the Audit Committee. All audit-related, tax, and any other requested services to be provided by the independent registered public accounting firm are evaluated by the Committee as to the nature of the service to be provided and the potential impact on auditor independence. If pre-approval of non-audit services is requested between meetings of the Audit Committee, the Committee has delegated pre-approval authority to Michael B. Gifford (Chair of the Audit Committee). Pre-approval decisions made on behalf of the Committee are reviewed with the Committee at the next meeting.

Stock Ownership

Securities Ownership of Directors and Officers

The following table includes all Gillette stock and stock-based holdings beneficially owned, as of March 14, 2005, by our directors, the five most highly compensated executive officers, and all directors and current executive officers as a group. Mr. Lemann retired from the Board on March 10, 2005. All individuals have sole voting and investment power over the shares beneficially owned, unless otherwise noted. The table includes information about common stock, stock options, stock units, and Supplemental Savings Plan units.

Name	Shares Beneficially Owned(1)	Options Exercisable Within 60 Days	Supplemental Savings Plan and Stock Units(2)
C. W. Cramb	43,972	766,000	12,595
E. F. DeGraan	107,425	1,336,998	48,457
R. K. Deromedi	8,100	5,833	4,449
W. H. Gantz	19,912	34,833	11,226
M. B. Gifford	11,162	30,833	16,980
R. J. Groves	5,248	10,833	6,970
D. F. Hightower	1,000	5,834	5,631
P. K. Hoffman	55,381	437,498	7,484
H. H. Jacobi	41,200	30,833	22,168
N. J. Karch	1,500	5,833	5,410
J. M. Kilts(3)	72,558	3,772,718	117,659
F. H. Langhammer	—	5,833	4,403
M. M. Leckie	1,079	280,000	3,396
J. P. Lemann	1,000,000	26,833	14,267
M. M. Yang	54,000	22,833	14,116
Directors & Current Executive Officers as a Group(4)(5)	1,622,910	10,137,201	347,866

(1)	The total number of shares beneficially owned by each individual and group constitutes less than 1% of the outstanding shares. For the executive officers, the total includes common stock held under Gillette’s broad-based employee benefit plans as follows: Mr. Kilts, 1,635 shares; Mr. DeGraan, 29,720 shares; Mr. Cramb, 27,886 shares; Mr. Hoffman, 28,364 shares; and Mr. Leckie, 1,079 shares. Participants may direct the voting of the shares held under the plans and share voting and investment power with the plans’ trustees.

(2)	Includes units credited to the following accounts: (i) for the non-employee directors, stock units credited to their accounts under the Deferred Compensation Plan for Outside Directors and the Deferred Stock Unit pension conversion arrangement; (ii) for the executive officers, units credited to their accounts under the Supplemental Savings Plan for employees; and (iii) for Mr. Kilts, stock units credited to him under an August 2003 amendment to his employment agreement. In each case, the holder has no voting power over such units; however, they are included in the table because they represent an additional financial interest that is subject to the same market risk as Gillette’s common stock.

(3)	Mr. Kilts has no voting or investment power over 800 of the shares reported as owned and disclaims beneficial ownership with regard to those 800 shares.

(4)	Includes 249,820 shares held under Gillette’s broad-based employee benefit plans by all current executive officers as a group, including the named executive officers. Under the plans, the participants share voting and investment power as described in footnote (1) above.

(5)	One executive officer shares voting and investment power over 1,000 of the shares reported as owned and disclaims beneficial ownership with regard to 858 of those shares, and four executive officers have no voting and investment power over 2,137 of the shares reported as owned and disclaim beneficial ownership with regard to those 2,137 shares.

Five-Percent Beneficial Ownership

A beneficial owner of stock is a person who has voting power, meaning the power to control voting decisions, or investment power, meaning the power to cause the sale of the stock. This power may be direct, by contract, or through other arrangements.

The following table provides information regarding beneficial owners of more than five percent of the outstanding shares of Gillette common stock, based on reports filed with the Securities and Exchange Commission.

Name and Address	Number of Shares	Percent of Class
Berkshire Hathaway Inc. (1) 1440 Kiewit Plaza Omaha, Nebraska 68131	100,980,000	10.2%

FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109	67,475,780	6.8%

Barclays Global Investors, N.A. 45 Fremont Street San Francisco, California 94105	56,188,356	5.6%

(1)	The shares are owned through six subsidiaries of Berkshire Hathaway Inc. One of its subsidiaries, National Indemnity Company, of 3024 Harney Street, Omaha, Nebraska 68131, owns 64,980,000 shares, or 6.6% of the outstanding common stock. Warren E. Buffett, a retired director of The Gillette Company, and trusts of which he is trustee, but in which he has no financial interest, beneficially own 39.7% of the capital stock of Berkshire Hathaway Inc.

Related Transactions

During the past fiscal year, Gillette paid $2,717,741 to NetJets, Inc., a subsidiary of Berkshire Hathaway Inc., for the cost of Gillette’s use of an aircraft. Berkshire Hathaway Inc. is a five-percent beneficial owner.

The Company has engaged Marsh & McLennan Companies (“MMC”) to provide insurance brokerage services and Mercer, a subsidiary of MMC, to provide compensation and benefit plan services at a cost of $1,041,473 and $1,256,000, respectively. Mr. Groves is Senior Advisor of Marsh Inc., a subsidiary of MMC.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of holdings and transactions in Gillette shares with the Securities and Exchange Commission and the New York Stock Exchange. For fiscal year 2004, Mr. Gifford filed one late form reporting the acquisition of shares upon the exercise of a stock option, Mr. Jacobi filed one late form reporting the acquisition of shares upon the exercise of a stock option, and Mr. Hoffman filed one late form reporting a gift of shares.

Gillette Comparative Five-Year Investment Performance

The following graph compares the total return on $100 invested in Gillette common stock for the five-year period from December 31, 1999, through December 31, 2004, with a similar investment in the Standard & Poor’s 500 Stock Index and with the market value weighted returns of a Peer Group Index consisting of eight consumer products companies of similar size that sell products worldwide. The cumulative return includes reinvestment of dividends.

	1999	2000	2001	2002	2003	2004
Gillette	$100	$89	$84	$78	$96	$119
Peer Group	$100	$94	$88	$88	$105	$114
S&P 500	$100	$91	$80	$63	$80	$89

Peer Group Companies:

Avon Products, Inc.
The Clorox Company
Colgate-Palmolive Company
Energizer Holdings, Inc.
Kimberly-Clark Corporation
Philips Electronics, N.V.
The Procter & Gamble Company
Unilever, N.V.

Item 1 — Election of Directors

The Gillette Board of Directors is divided into three classes, with each class consisting of four directors whose terms expire at successive Annual Meetings. Four directors have been nominated by the Gillette Board of Directors for election at the 2005 Annual Meeting to serve for a three-year term. However, if the proposed merger with The Procter & Gamble Company is completed, each of the directors will serve as a director of Gillette only until the effective time of the merger.

The persons named in the enclosed proxy intend to vote the proxy for the election of each of the four nominees, unless you indicate on the proxy card that your vote should be withheld from any or all of the nominees. The nominees for 2005 are:

Michael B. Gifford

Ray J. Groves

Fred H. Langhammer

Marjorie M. Yang

We expect each nominee for election as a director to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board chooses to reduce the number of directors serving on the Board.

The principal occupation of, and other information about, the nominees and other directors whose terms of office continue after the Annual Meeting are set forth on the following pages.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL, DESIGNATED AS PROPOSAL 1 ON YOUR PROXY.

Nominees for Directors for Terms to Expire in 2008

Michael B. Gifford, Age 69 — Director since 1993
Retired Managing Director and Chief Executive Officer of The Rank Organisation Plc, London, England, a leisure and entertainment company, positions that he held from 1983 to 1996. He served as Chairman of the Board of Danka Business Systems Plc from March 2001 to January 2002 and as Danka’s interim Chief Executive Officer from October 2000 to February 2001. He was Finance Director of Cadbury Schweppes Plc from 1978 to 1983 and Chief Executive of Cadbury Schweppes Australia from 1975 to 1978. He is a director of one other public company: Danka Business Systems Plc.

Ray J. Groves, Age 69 — Director since 2002
Senior Advisor to Marsh Inc. since October 2004. He was Chairman and Chief Executive Officer of Marsh Inc. from July 2003 to October 2004. He served as President and Chief Executive Officer of Marsh Inc. from January 2003 to June 2003, and as its President and Chief Operating Officer from October 2001 to January 2003. He served as Chairman of Legg Mason Merchant Banking, Inc. from 1995 to 2001. He retired in 1994 from Ernst & Young, where he had held numerous positions for 37 years, including the last 17 years as Chairman and Chief Executive Officer. He is a director of two other public companies: Boston Scientific Corporation and Electronic Data Systems Corporation. He is a member of the Council on Foreign Relations. He is also a managing director of the Metropolitan Opera Association and a director of The Ohio State University Foundation.

Fred H. Langhammer, Age 61 — Director since 2003
Chairman, Global Affairs, for The Estée Lauder Companies Inc. since July 2004. He was Chief Executive Officer of The Estée Lauder Companies Inc. from 2000 through 2004, President from 1995 through 2004, and Chief Operating Officer from 1985 through 1999. Mr. Langhammer joined The Estée Lauder Companies in 1975 as President of its operations in Japan. In 1982, he was appointed Managing Director of its operations in Germany. He is a director of two other public companies: Inditex S.A., an apparel manufacturer and retailer, and The Walt Disney Company. He is a director of the German American Chamber of Commerce, Inc. and is Co-Chairman of the American Institute for Contemporary German Studies at Johns Hopkins University. He is also a Senior Fellow of the Foreign Policy Association and a director of the Japan Society.

Marjorie M. Yang, Age 52 — Director since 1998
Chairman and Chief Executive Officer of Esquel Group, a leading textile and garment manufacturer headquartered in Hong Kong. She has held various management positions within the Esquel Group since joining the company in 1978. She is a director of three other public companies: The Hongkong and Shanghai Banking Corporation Limited; Pacific Century Regional Developments Ltd., Singapore; and Swire Pacific Limited, Hong Kong. She is also a member of the MIT Corporation, a member of the New York Stock Exchange International Advisory Committee, and a trustee of The Conference Board.

Directors Whose Terms Expire in 2006

Roger K. Deromedi, Age 51 — Director since 2003
Chief Executive Officer of Kraft Foods Inc. since December 2003. Mr. Deromedi was President and Chief Executive Officer of Kraft Foods International, Inc. from April 1999 until December 2003 and served as Co-Chief Executive Officer of Kraft Foods Inc. from 2001 until December 2003. He has been employed continuously by Kraft Foods Inc. and its subsidiaries and predecessor, General Foods Corporation, in various capacities since 1977, including service as Executive Vice President and General Manager of Kraft’s Cheese Division and Executive Vice President and General Manager of its Specialty Products Division. Mr. Deromedi served as Group Vice President, Kraft Foods International, Inc., and President, Asia Pacific, from 1998 until 1999, and President, Western Europe, Kraft Foods International, Inc., from December 1995 until 1998. He is a director of one other public company: Kraft Foods Inc. Mr. Deromedi serves on the Board of Directors of the Grocery Manufacturers of America. He is also a member of the Stanford University Graduate School of Business Advisory Council, the Board of Trustees of the Chicago Field Museum of Natural History and the Civic Committee of the Chicago Commercial Club.

Dennis F. Hightower, Age 63 — Director since 1999
Retired Chief Executive Officer of Europe Online Networks, S.A. He served in that position from May 2000 to February 2001. He was a Professor of Management at the Harvard University Graduate School of Business Administration from July 1996 through June 2000 and a senior executive with The Walt Disney Company from 1987 to 1996. He was President of Walt Disney Television and Telecommunications and earlier served as President of Disney Consumer Products—Europe, Middle East and Africa. He also served in executive positions with General Electric Company and Mattel, Inc., among others. Mr. Hightower is a director of four other public companies: Accenture Ltd.; Domino’s, Inc.; Northwest Airlines, Inc.; and The TJX Companies, Inc. He serves as a trustee of Casey Family Programs and as Chairman of the Advisory Committee of the Andrew Young Center for International Affairs at Morehouse College.

Herbert H. Jacobi, Age 70 — Director since 1981
Honorary Chairman of the Supervisory Board of HSBC Trinkaus & Burkhardt KGaA, a German bank, since 2004 after serving as Chairman since 1998. He was Chairman of the Managing Partners of Trinkaus & Burkhardt KGaA from 1981 to 1998. He was a managing partner of Berliner Handels- und Frankfurter Bank from 1977 until 1981 and an Executive Vice President of Chase Manhattan Bank from 1975 to 1977. Mr. Jacobi is a director of one other public company: Southern Union Company. He is also a director of DIC Deutsche Investors’ Capital AG and MADAUS AG. He is President of German-American Federation Steuben-Schurz e.V. and a member of the Supervisory Board of WILO AG.

Nancy J. Karch, Age 57 — Director since 2002
Director Emeritus and retired Senior Partner of McKinsey & Company, an independent consulting firm. She served in that position from 1988 until her retirement in 2000. She served in various executive capacities at McKinsey since 1974. Ms. Karch assists McKinsey under her Director Emeritus status and serves as a director of three other public companies: Liz Claiborne, Inc.; Toys “R” Us Inc.; and The Corporate Executive Board. She is also on the Board and the Executive Committee of the Westchester Land Trust, a not-for-profit organization.

Directors Whose Terms Expire in 2007

Edward F. DeGraan, Age 61 — Director since 2000
Vice Chairman of the Board of Directors of The Gillette Company since November 2003. He joined Gillette in 1968 and has served in a variety of manufacturing, technical, marketing, and general management positions in nearly all of Gillette’s core businesses. He served as President and Chief Operating Officer from July 2000 to November 2003. He also served as Executive Vice President, Duracell North Atlantic Group, from 1996 until his election as Executive Vice President, Global Business Management, Gillette Grooming Products and Duracell, in January 1999. He was Executive Vice President, Global Business Management, from January 2000 to July 2000, when he became President and Chief Operating Officer. Mr. DeGraan served as Acting Chief Executive Officer from October 2000 to February 2001. He is a director of one other public company: Becton, Dickinson and Company.

Wilbur H. Gantz, Age 67 — Director since 1992
Chairman and Chief Executive Officer of Ovation Pharmaceuticals, Inc., a private pharmaceutical company, since September 2002. He formerly served as Chairman of the Board and Chief Executive Officer of PathoGenesis Corporation, a biopharmaceutical company, from 1992 to 2000. He served as President of Baxter International, Inc., a manufacturer and marketer of health care products, from 1987 to 1992. He joined Baxter International, Inc. in 1966 and held various management positions prior to becoming its Chief Operating Officer in 1983. Mr. Gantz is a director of two other public companies: The Gambro Company and W.W. Grainger and Company.

James M. Kilts, Age 57 — Director since 2001
Chairman of the Board, Chief Executive Officer, and President of The Gillette Company since January 2001, February 2001, and November 2003, respectively. He formerly was President and Chief Executive Officer of Nabisco Group Holdings Corp. from December 1999 until it was acquired in December 2000 by Philip Morris Companies. He was President and Chief Executive Officer of Nabisco Holdings Corp. and Nabisco Inc. from January 1998 to December 1999. He was an Executive Vice President, Worldwide Food, Philip Morris, from 1994 to 1997 and served as President of Kraft USA from 1989 to 1994. Before that, he served as President of Kraft Limited in Canada and as Senior Vice President of Kraft International. Mr. Kilts began his career with General Foods Corporation in 1970. Mr. Kilts is a director of two other public companies: The May Department Stores Company and MetLife, Inc. He is a director of the National Association of Manufacturers and Chairman of the Board of Directors of the Grocery Manufacturers of America. He also serves on the Board of Trustees of the University of Chicago and the Board of Trustees of Knox College. He is Chairman of the Advisory Council of the University of Chicago Graduate School of Business, is a director of International Executive Service Corps., and is a member of Citigroup’s International Advisory Board.

Non-Employee Director Compensation and Stock Ownership

Annual Board Retainer. Non-employee directors receive an annual retainer of $75,000 per year. The chair of a Committee receives an additional $15,000 per year. To foster a long-term commitment to the Company, the directors are required to defer 50% of their annual retainer into stock units (phantom stock) and may defer any portion of their remaining retainer(s) in cash and/or stock units. Each stock unit is equal in value to one share of Gillette’s common stock. The value of the deferred stock units increases or decreases with the market value of the stock. Deferred stock units do not have voting power.

Stock units receive dividend equivalents in the form of additional stock units. Retainers deferred in cash are credited semiannually with interest at a rate equivalent to the average yield on U.S. Treasury bills on the first trading day of each calendar year. The rate is adjusted annually. All deferred retainers are payable in cash at the earlier of retirement, resignation, or a change in control, including the merger. At the time of deferral, a director may elect to take the deferred payment after one of the events in the previous sentence occurs, either in a lump sum or in annual installments over a period of up to 10 years.

Stock Options. Each non-employee director annually receives a non-incentive stock option to purchase 7,500 shares of common stock on the second business day after the Annual Meeting. These option awards are non-discretionary.

2004 Option Terms. Awards were granted on May 24, 2004, at an exercise price of $41.87 per share (the average of the high and low trading prices of the common stock on that date). The options become exercisable in one-third increments over the first three anniversaries of the award. The options become immediately exercisable upon death, retirement, or a change in control. The options remain exercisable for 10 years while the director serves on the Board. If a non-employee director leaves the Board after reaching age 65 or serving five or more years, the option can be exercised for the remaining life of the option. In the event of death, the exercise period will become the lesser of three years or the remaining life of the option. If a non-employee director leaves before reaching age 65 or serving five years, any vested options will expire within 90 days of resignation. Upon consummation of the merger, each of these options will be converted into vested options of Procter & Gamble. Options held by a non-employee director who has attained age 65, or who has at least five years of service as a non-employee director, will remain exercisable for the remaining term of the option. Options held by other non-employee directors will remain exercisable for five years, but in no event beyond the remaining term of the option.

Other Compensation. The Retirement Plan for directors was terminated in 1996. Upon termination of the Plan, the present value of vested pension benefits was converted to deferred stock units. The value of the deferred stock units increases or decreases with the market value of the stock, and the stock units continue to accrue dividend equivalents. These accounts have the same payment and deferral arrangements as the deferred retainers described earlier. No other cash or equity compensation is paid to our directors. Directors are eligible to participate in the Company’s Matching Gifts Program.

During 2004, Mr. Jacobi received director fees totaling $8,500 for his services as a director of Braun GmbH, a Gillette subsidiary. Mr. Jacobi resigned from the Board of Braun GmbH, effective May 2004.

Stock Ownership. Each director must own the equivalent of at least 1,000 shares of the Company’s common stock. The requirement may be met with common stock and/or the stock units described above, but not with unexercised stock options.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

Wilbur H. Gantz, Dennis F. Hightower, Herbert H. Jacobi, Fred H. Langhammer, and Marjorie M. Yang served on the Compensation and Human Resources Committee during 2004. There were no Compensation and Human Resources Committee interlocks or insider participation in 2004.

Board Meetings

The Board of Directors met six times during 2004. The Chairman of the Board sets the agenda for each meeting, but any director may request items to be included. Each meeting includes an executive session of the independent directors.

The Board is kept informed about the Company outside of Board meetings through informal discussions with the Chief Executive Officer and other officers, by reviewing materials sent to them, and by visiting our offices and plants. Advance meeting materials sent to the Board include prior minutes, agendas, financial reports, presentation materials, and media and analyst reports, as well as other information intended to enable the directors to prepare for meetings and to use meeting time productively.

Lead Director

Annually, the Board elects a lead director who chairs the executive sessions of independent directors. The lead director for 2004–2005 is Herbert H. Jacobi.

Committees and Meetings

During 2004, the Board of Directors had four standing committees: Audit, Compensation and Human Resources, Finance, and Nominating and Corporate Governance.

The table below provides membership information for each of the Board’s committees.

Name	Audit		Compensation and Human Resources		Finance		Nominating and Corporate Governance
Roger K. Deromedi	X						X
Wilbur H. Gantz			X				X	*
Michael B. Gifford	X	*			X
Ray J. Groves	X				X
Dennis F. Hightower			X	*			X
Herbert H. Jacobi			X		X	*
Nancy J. Karch	X						X
Fred H. Langhammer			X		X
Marjorie M. Yang			X				X

2004 Meetings	9		5		4		5

*Chair

While each committee has its own charter and designated responsibilities, the committees act on behalf of the entire Board. The committees regularly report on their activities to the entire Board, and all Board members receive copies of each committee’s agendas and minutes.

During 2004, all of our directors attended 75 percent or more of the regularly scheduled meetings of the Board and Board committees on which they served.

During 2004, a special committee consisting of Messrs. Gantz, Hightower, and Jacobi was established to consider possible successors to Mr. Kilts as Chief Executive Officer. The committee met twice.

The Audit Committee: The Audit Committee meets at least four times a year and is responsible for the annual appointment of the independent registered public accounting firm and oversight of the financial reporting process. More specifically, the Committee is responsible for:

–	monitoring the Company’s internal controls over the financial reporting process;

–	monitoring the audit of the Company’s consolidated financial statements by the independent registered public accounting firm;

–	appointing or terminating, determining the compensation of, and evaluating the quality and independence of, the independent registered public accounting firm;

–	monitoring the assessment of the Company’s risks and risk controls;

–	overseeing the Company’s internal audit function;

–	pre-approving all services by the independent registered public accounting firm, including non-audit-related services; and

–	reviewing earnings releases, periodic reports to the Securities and Exchange Commission, and the financial information provided to analysts and credit rating agencies.

The Compensation and Human Resources Committee: The Compensation and Human Resources Committee meets at least four times annually and is responsible for overseeing compensation and benefits. More specifically, the Committee is responsible for:

–	recommending the compensation for the Chief Executive Officer;

–	approving the compensation for the other executive officers;

–	recommending the compensation for directors;

–	reviewing the financial performance and operations of the major benefit plans;

–	administering the Company’s executive incentive plans; and

–	recommending the succession plan for the Chief Executive Officer and executive officers.

The Finance Committee: The Finance Committee meets at least twice annually and is responsible for the oversight of the Company’s financing operations. More specifically, the Committee is responsible for:

–	approving the Company’s financial policies;

–	approving the Company’s risk management policies;

–	reviewing stock repurchase programs;

–	reviewing the dividend policy;

–	approving debt;

–	approving certain capital investments and divestitures and reviewing larger capital projects;

–	conducting post-investment reviews of major capital expenditures;

–	reviewing the Company’s financial condition; and

–	reviewing the Company’s tax strategy.

The Nominating and Corporate Governance Committee: The Nominating and Corporate Governance Committee meets at least twice annually and is responsible for the nomination of directors and the Company’s corporate governance practices. More specifically, the Committee is responsible for:

–	evaluating and recommending director candidates to the Board;

–	evaluating the performance of the Chief Executive Officer;

–	evaluating the effectiveness of the Board and its committees;

–	recommending to the Board ways to enhance services to, and improve communications and relations with, the Company’s shareholders;

–	recommending changes to the Company’s Certificate of Incorporation or bylaws; and

–	recommending changes to the Company’s corporate governance practices.

All Committee charters are available on our web site at www.gillette.com/investors.

Item 2 — Ratification of the Appointment of the Independent Registered Public Accounting Firm

We are asking shareholders to ratify the appointment by the Audit Committee of KPMG LLP as the independent registered public accounting firm for 2005. In the event that the merger with The Procter & Gamble Company is consummated, the firm’s engagement will terminate on the effective date of the merger. Representatives of KPMG LLP will attend the 2005 Annual Meeting, where they will have the opportunity to make a statement if they wish to do so and will be available to answer questions from shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL, DESIGNATED AS PROPOSAL 2 ON YOUR PROXY.

Executive Compensation

Summary Compensation Table

	Annual Compensation					Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus		Other Annual Compensation(1)	Securities Underlying Options/ SARs	All Other Compensation(2)
James M. Kilts	2004	$1,462,500	$3,000,000		$484,626	2,000,000	$317,500
Chairman, President and	2003	1,275,000	2,700,000		422,843	2,000,000	278,250
Chief Executive Officer	2002	1,047,500	1,700,000		276,333	700,000	204,600

Edward F. DeGraan	2004	919,000	1,202,000		3,019	200,000	132,409
Vice Chairman	2003	883,250	1,100,000		2,975	200,000	110,069
	2002	849,000	1,272,000	(3)	–	200,000	119,948

Charles W. Cramb	2004	616,500	759,000		4,526	120,000	88,990
Senior Vice President	2003	601,500	650,000		5,810	120,000	72,038
	2002	586,000	420,000		–	120,000	50,020

Peter K. Hoffman	2004	559,000	714,000		7,787	95,000	90,108
Vice President	2003	535,250	620,000		9,498	95,000	82,670
	2002	516,000	435,000		–	95,000	64,207

Mark M. Leckie	2004	469,934	686,000		4,174	95,000	68,261
Vice President	2003	420,769	490,000		3,540	90,000	49,630
	2002	403,515	300,000		–	90,000	37,310

(1)	Other Annual Compensation for Mr. Kilts includes $249,154 for personal use of the corporate jet as required by his employment agreement for security purposes, $102,000 for housing, $110,071 for tax gross-up, $4,860 for home security systems, $2,283 for personal use of car services, and $16,258 for commuting expenses. For the other executives, the amounts reported represent tax gross-ups.

(2)	All Other Compensation includes the following payments or accruals:

	Savings Match Equivalents on Deferred Bonus	Company Match to Savings Plan(i)	Executive Life Insurance Premiums(ii)	Contribution Under Estate Preservation Plan(iii)	Financial Planning Reimbursement(iv)
James M. Kilts	$180,000	$87,750	$24,750	$–	$25,000
Edward F. DeGraan	–	121,140	6,874	130	4,265
Charles W. Cramb	–	75,990	3,650	–	9,350
Peter K. Hoffman	42,840	33,540	2,728	–	11,000
Mark M. Leckie	–	57,596	1,598	67	9,000

(i)	Contributions under the Employees’ Savings Plan and Supplemental Savings Plan. Gillette matches 100% of each dollar contributed up to the first 5% of eligible pay, and an additional 20% of each dollar contributed over 5% (up to a maximum of 10%), for a maximum of 6% of eligible pay. Certain limitations on the amount of benefits payable under tax-qualified plans were imposed after the Employees’ Savings Plan was adopted. The Company adopted the Supplemental Savings Plan, as permitted by law, for the payment of amounts to employees who were affected by those limitations, so that, in general, total benefits will continue to be calculated as before on the basis approved by the shareholders.

(ii)	Value of premiums paid by Gillette during 2004 under the Executive Life Insurance Program. The program provides Company-paid coverage during employment equal to four times annual salary. During retirement, a death benefit equal to the executive’s final annual salary continues in effect. Mr. Kilts has waived participation in Gillette’s Executive Life Insurance Program. Instead, Gillette pays premiums for Mr. Kilts and his wife on existing term life insurance policies.

(iii)	Represents Gillette’s non-recoverable contribution to policy maintenance costs on $1,000,000 life insurance policies issued to Messrs. DeGraan and Leckie under Gillette’s Estate Preservation Plan. No other named executive officer received contributions from the Company under this Plan during 2004.

(iv)	Represents reimbursement for personal financial planning counseling.

(3)	Includes a $500,000 bonus awarded by the Board on January 19, 2001, as an incentive for him to remain as President and COO through January 19, 2002.

Aggregated Option Exercises in 2004 and
Year-End Option Values

This table gives information for options exercised in 2004 by each of the executive officers named in the Summary Compensation Table and the value (stock price less exercise price) of the remaining options held by those executive officers at year-end, using the average ($44.83) of the high and low trading prices of our common stock on December 31, 2004.

			Number of Securities Underlying Unexercised Options Held at 12/31/04		Value of Unexercised In-The-Money Options/SARs at 12/31/04
Name	# of Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Mr. Kilts	10,614	$144,565	3,439,385	2,900,001	$40,401,282	$20,778,344
Mr. DeGraan	36,000	883,080	1,336,998	400,002	12,557,288	2,622,687
Mr. Cramb	5,880	140,826	766,000	240,000	6,580,070	1,573,600
Mr. Hoffman	22,000	490,930	437,498	190,002	3,750,845	1,245,787
Mr. Leckie	–	–	280,000	185,000	4,294,800	1,188,850

Option Grants in 2004

This table shows all options to purchase our common stock granted in 2004 to each of the executive officers named in the Summary Compensation Table and the award date present value for each option using a Black-Scholes option pricing model.

	Individual Awards				Award Date Value

Name	Number of Shares Underlying Options Granted(1)	% Of Total Options Granted To Employees In 2004	Per Share Exercise Price	Expiration Date	Award Date Present Value(2)
Mr. Kilts	1,000,000	7.93%	$36.32	1/02/14	$10,917,270
	1,000,000	7.93%	43.10	6/17/14	13,106,030
Mr. DeGraan	200,000	1.59%	43.10	6/17/14	2,621,206
Mr. Cramb	120,000	.95%	43.10	6/17/14	1,572,723
Mr. Hoffman	95,000	.75%	43.10	6/17/14	1,245,072
Mr. Leckie	95,000	.75%	43.10	6/17/14	1,245,072

(1)	Option awards in 2004 were made under the 1971 Stock Option Plan and the 2004 Long-Term Incentive Plan. The material terms of these grants are:

–	Awards consist of a combination of incentive (subject to limitations imposed by U.S. tax law) and non-incentive stock options.

–	Exercise price is the average of the high and low trading prices of the common stock on the date of award.

–	Options become exercisable in one-third increments at the first three anniversaries of the award. Options become immediately exercisable upon retirement, death, or disability.

–	Options remain exercisable for 10 years from the date of award during employment. The post-retirement exercise period for optionees is the remaining life of the option in the case of retirement and the lesser of three years or the remaining term of the option in the event of death or disability.

–	The proposed merger with The Procter & Gamble Company will constitute a change in control, and these options will vest and become exercisable. Under the merger agreement, the named executives will have the opportunity to convert their Gillette options into Procter & Gamble options having a post-employment exercise period of the remaining term of the option or five years, depending on whether the named executive is retirement eligible or not.

(2)	The award date present value for each option was determined using a Black-Scholes option pricing model. The principal assumptions used in the model were:

Expiration Date	1/02/14
Stock Price Volatility	32.69%
Dividend Yield	1.79%
Risk-Free Rate of Return	3.5%
Expected Life in Years	5.5

Expiration Date	6/17/14
Stock Price Volatility	30.49%
Dividend Yield	1.51%
Risk-Free Rate of Return	4.05%
Expected Life in Years	5.5

Retirement Plan Table

	Annual Pension*
Average Annual Compensation Used as Basis for Computing Pension	15 Years of Service	20 Years of Service	25 Years or More of Service
$ 800,000	$240,000	$320,000	$400,000
1,200,000	360,000	480,000	600,000
1,600,000	480,000	640,000	800,000
2,000,000	600,000	800,000	1,000,000
2,400,000	720,000	960,000	1,200,000
3,000,000	900,000	1,200,000	1,500,000
4,000,000	1,200,000	1,600,000	2,000,000
5,000,000	1,500,000	2,000,000	2,500,000

*Before Social Security offset.

The table above shows an estimate of the total annual pension benefits payable in the form of a straight-life annuity for employees who retire at or after age 65 under the Retirement Plan and Supplemental Retirement Plan.

After the Retirement Plan was adopted, changes in the law limited the amount of benefits that could be paid under tax-qualified plans. As permitted by law, we adopted the Supplemental Retirement Plan for the payment of amounts to employees who may be affected by those limitations, so that, in general, total benefits will continue to be calculated on the original basis.

In general, the benefit upon retirement at or after age 65 with 25 years or more of service is equal to 50% of the employee’s average annual compensation, minus 75% of primary Social Security benefits. Average annual compensation is an employee’s salary and bonus, as defined in the Plan, for the highest-paid five calendar years during the last 10 full calendar years of employment. For the executive officers named in the Summary Compensation Table, the annual compensation covered by the Plan is the same as the annual compensation indicated on the Summary Compensation Table under “Salary” and “Bonus” on page 19. A benefit becomes payable at retirement for employees with at least 5 years of service. These benefits will continue if the merger is consummated.

As of December 31, 2004, the executive officers named in the Summary Compensation Table had the following years of service under the Retirement Plans: Mr. Kilts, 4 years; Mr. DeGraan, 35 years; Mr. Cramb, 35 years; Mr. Hoffman, 33 years; and Mr. Leckie, 4 years.

In addition to his participation in the Company’s Retirement Plans, Mr. Kilts, under the terms of his employment contract, is entitled to receive a pension from the Company starting when his employment ends (for reasons other than cause) of 5% of his final average compensation determined on the basis of a consecutive 36-month period, which would be his average annual severance amount if the proposed merger with The Procter & Gamble Company is consummated for each year or partial year of employment, up to a maximum of 50% of his final average compensation. Mr. Kilts’ annual pension benefits, estimated below, would be offset by any amounts payable to him under the Company’s Retirement Plans.

36-Month Average Annual Compensation	5 Years	8 Years	10 Years (Maximum)
$3,000,000	750,000	1,200,000	1,500,000
4,000,000	1,000,000	1,600,000	2,000,000
5,000,000	1,250,000	2,000,000	2,500,000

Employment Contracts, Termination of Employment, and
Change-in-Control Arrangements

In connection with Mr. Kilts’ appointment as Chairman of the Board of Directors and Chief Executive Officer, he and Gillette signed a renewable three-year employment agreement, effective January 19, 2001 (which we refer to as the employment agreement). On August 6, 2003, the Company and Mr. Kilts extended his employment term for an additional year through January 19, 2005. On March 24, 2004, the Company and Mr. Kilts further extended the employment term for an additional year to January 19, 2006, and agreed that Mr. Kilts would be entitled to long-term incentive award grants in June 2004 and June 2005. By their terms, these awards will vest upon Mr. Kilts’ retirement if he remains employed through January 19, 2006, and any shares of the Company’s common stock acquired upon exercise of any options granted under these awards are required to be retained for one and two years, respectively, following his retirement date. Under the employment agreement, the Board of Directors has discretion to determine the amounts and other terms of such awards and, in June 2004, granted 1,000,000 options to Mr. Kilts. On December 23, 2004, Mr. Kilts and Gillette entered into an amended and restated employment agreement which incorporated all the prior amendments, increased Mr. Kilts’ financial counseling allowance to $25,000, and conformed the provision relating to legal fees following a change in control to the provision applicable to all other employees.

Mr. Kilts’ current annual base salary is $1.545 million (effective April 1, 2005), and under the employment agreement, he is eligible for an annual target bonus opportunity of not less than 100%, nor more than 200%, of base pay, if the performance goals for the relevant year are met. In addition, under the employment agreement Mr. Kilts participates in employee benefit plans and arrangements and receives certain executive perquisites, including a supplemental pension arrangement described under the heading, “Retirement Plan Table,” on page 21, use of an apartment, a tax and financial counseling allowance, and transportation and security arrangements that include the use of corporate-owned aircraft, car services, and home security systems. Under the terms of the employment agreement, Mr. Kilts also receives a tax gross-up on the imputed income for use of the apartment and commuting expenses.

Under the employment agreement, if Mr. Kilts’ employment is terminated without cause, or if Mr. Kilts terminates his employment for good reason, in either case other than in connection with a change in control, he will be entitled to receive a prorated annual incentive bonus for the year of termination and a lump sum equal to the sum of two years’ base salary and two times the target bonus for the year of termination. Under these circumstances, he will receive two years’ credit for purposes of his pension calculation and be entitled to vesting of any unvested options. Options granted prior to 2002 will remain exercisable for the lesser of five years or the remainder of their original term. Options granted beginning in 2002 will remain exercisable for their original term. He will also be subject to various post-employment covenants, including a two-year non-competition agreement.

Upon a change in control, under the employment agreement and consistent with the Gillette equity-based plans, all outstanding stock options held by Mr. Kilts would immediately become exercisable and all other equity awards would fully vest. He would also be entitled to the severance provisions described below in connection with specified terminations of employment, including if he resigned for “good reason” or was terminated without “cause” (as those terms are defined in the employment agreement) during the two-year period following a change in control (in each such case, stock options would remain exercisable as noted above).

Under the terms of the employment agreement, consummation of the proposed merger with The Procter & Gamble Company will constitute a change in control, and Mr. Kilts would have been entitled to resign for good reason upon consummation of the merger and, as a result, to receive the following severance payments (which we refer to as severance payments):

•	a payment equal to his prorated annual bonus for the year of the termination calculated based on the greater of his target annual bonus or his actual annual bonus for any of the prior three full fiscal years;

•	a payment equal to three times the sum of his annual base salary and the greater of his target annual bonus or his actual annual bonus for any of the prior three full fiscal years;

•	a payment equal to the fair market value as of the consummation of the merger of 110,504 stock units plus subsequent dividend equivalents;

•	a payment equal to the actuarial equivalent of three years of additional service for purposes of determining the supplemental pension benefit to which he is entitled; and

•	in the event Mr. Kilts was subject to excise tax under Section 4999 of the Code on any payments or benefits made to him, a tax gross-up payment for such tax liability.

He would also receive benefits (which we refer to as severance benefits) consisting of the benefits in which he was participating on the date of the termination of his employment for up to three years, as well as outplacement services.

In connection with the execution of the merger agreement between Gillette and The Procter & Gamble Company, on January 27, 2005, at the request of The Procter & Gamble Company, Gillette and Mr. Kilts entered into an amendment to his employment agreement which will be effective upon the closing of the merger (which we refer to as the amendment, and we refer to the employment agreement so amended as the amended employment agreement). Pursuant to the amendment, Mr. Kilts agreed to one year of employment with the combined company following consummation of the merger in the position of Vice Chairman of Procter & Gamble. Mr. Kilts also agreed that from the date of the merger agreement and for 18 months after consummation of the merger, he would not sell any shares of Gillette common stock or exercise any stock options, including all shares of Procter & Gamble common stock and Procter & Gamble stock options into which his Gillette common stock and stock options will be converted in connection with the merger. In addition, Mr. Kilts also agreed to extend his non-competition covenant by an additional year for a total period of three years following termination of his employment and agreed that the non-competition covenant will apply to a specified list of competitors.

In consideration of Mr. Kilts’ agreeing to the foregoing, upon the consummation of the merger, pursuant to the terms of the amendment, The Procter & Gamble Company will grant Mr. Kilts options to purchase 1,000,000 shares of The Procter & Gamble Company common stock, half of which will vest on the first anniversary of the merger and the other half of which will vest on the second anniversary thereof (unless he is terminated for cause or he terminates his employment without good reason). On the last day of Mr. Kilts’ one-year post-merger employment, Procter & Gamble will also award Mr. Kilts 150,000 restricted shares of The Procter & Gamble Company common stock (unless he is terminated for cause or he terminates his employment without good reason), which will vest at the end of his three-year non-competition period, if Mr. Kilts has complied with the terms of his non-competition covenant. During the one-year term of employment, Mr. Kilts will receive his current base salary of $1.545 million and an annual bonus that will be determined based on the same performance criteria that apply to the determination of the annual bonus of Procter & Gamble’s Chief Executive Officer. Mr. Kilts will also participate on a pro-rata basis for his one-year employment term in Procter & Gamble’s three-year long-term incentive plan on the same terms as that of Procter & Gamble’s Chief Executive Officer, which will provide Mr. Kilts with a target payout of two times his annual base salary, and all of the other provisions of his employment agreement prior to amendment will continue to apply, including the requirement that he use corporate aircraft for travel and Company-provided housing in the Boston area.

Under the terms of the amended employment agreement, Mr. Kilts will be paid the severance payments described above immediately prior to consummation of the merger, and following the termination of his one-year employment term with Procter & Gamble, he will receive the severance benefits described above and will have the continued use of an office and administrative support until age 65.

Mr. DeGraan has a one-year renewable employment agreement that provides for a minimum base salary which may be increased (but once increased cannot be reduced) and participation in incentive and benefit plans generally offered to peer executives. The agreement provides that in the event his employment is involuntarily terminated for reasons other than cause, disability, or death, or if he leaves for good reason or elects to leave at the end of the term, in return for certain post-

employment protections for the Company, such as non-competition and non-solicitation, he will receive severance payments equal to two years’ salary and target bonus and, during the covered period, will continue coverage under welfare and benefit plans. This agreement terminates automatically in the event of a change in control.

Each of the other executive officers named in the Summary Compensation Table has a renewable two-year employment agreement that provides for a minimum base salary which may be increased (but once increased cannot be reduced) and participation in incentive and benefit plans generally offered to peer executives. These agreements provide that in the event the executive’s employment is terminated by Gillette for reasons other than cause, disability, or death, or if the executive leaves for good reason, in return for certain protections, such as post-employment non-competition and non-solicitation, Gillette will pay the executive severance equal to two years’ base salary and target bonus and, during the covered period, will continue coverage under welfare and benefit plans. These agreements terminate automatically in the event of a change in control.

Each of the executive officers named in the Summary Compensation Table has a change-in-control agreement. These agreements become operative only upon a change in control of Gillette (as defined in the agreements). The proposed merger with The Procter & Gamble Company will constitute a change in control under these agreements. After a change in control, each agreement becomes, in effect, a two-year employment agreement providing salary, bonus, and other employee benefits at levels not less than those existing prior to the change in control. If the executive terminates employment for “good reason,” as defined in the agreement, within the two-year period or voluntarily terminates employment during the 30-day period following the first anniversary of the change in control, the executive is entitled to receive a lump sum severance payment equal to three times the executive’s base salary and specified bonus. The executive also is entitled to receive other payments and benefits, including increased pension benefits, continuation of employee welfare benefits, reimbursement of any “parachute” excise tax imposed on payments under the agreements, and reimbursement of legal expenses related to the agreement.

Compensation and Human Resources Committee Report

Compensation Philosophy

The Board of Directors endorses and promotes a “pay for performance” philosophy.

The Compensation and Human Resources Committee is composed of five directors who are independent under the listing standards of the New York Stock Exchange and the rules and regulations of the Securities and Exchange Commission.

We believe that the achievement of the objectives contained in the Company’s Strategic Growth Plan will significantly increase the fundamental value of the Company over time. For this reason, we have directly linked the compensation of the Company’s executives (a larger group than the Company’s executive officers) to the achievement of those strategic objectives. In support of those objectives, the Board has requested management to refrain from providing quarterly earnings guidance to the financial analysts and others who follow the Company’s stock so that management will focus on improving business fundamentals, rather than attaining short-term financial expectations. We believe that the improvements in the Company’s financial health and franchise strength reflected by the Strategic Growth Plan will lead to enhanced shareholder returns over time.

Our compensation program is based on the following principles:

–	Recognizing individual contributions to growth in the Company’s fundamental value.

–	Attracting and retaining highly-qualified executives.

–	Linking executive compensation to the achievement of the Company’s Strategic Growth Plan.

–	Subjecting a significant portion of an executive’s compensation to market risk.

Performance Against Objectives

A substantial percentage of an executive’s compensation depends on the level of the executive’s achievement of individual objectives. These objectives are assigned at the beginning of each year and are designed to enable the Company to achieve the objectives of the Company’s Strategic Growth Plan. They include financial objectives and qualitative factors such as leadership, management development, and the quality of execution of business strategies that drive the Company’s growth. Each executive is also accountable for compliance with the Company’s policies and codes of conduct.

Salaries, Incentive Bonuses, and Long-Term Incentive Awards

The principal elements of our executive compensation program are salaries, annual bonuses, and long-term incentives. We recommended the salary, annual bonus and long-term incentive awards for Mr. Kilts during 2004. In addition, we approved the salary of each executive officer and all of their annual bonuses and long-term incentive awards during 2004. Each executive may also participate in Gillette executive benefit plans such as the Executive Life Insurance Program, financial planning counseling, and the Deferred Compensation Plan, as well as broad-based plans that include the Employees’ Savings, Supplemental Savings, Retirement, and Supplemental Retirement Plans. Information about these plans and programs for 2004 is found in the Summary Compensation Table on page 19 and the Retirement Plan Table on page 21.

Base Salary

When determining the appropriate salary of an executive officer, we assign a salary range under a system of job evaluation based on the level of responsibility and the executive’s qualifications and experience. Annual salary increases are approved within merit and promotional guidelines established in order to maintain the Company’s competitive position in the marketplace.

Annual Bonuses

At the beginning of each year, we establish, under the Company’s Incentive Bonus Plan, a range of objective performance-based growth goals for the Company focusing on growth in net income per share, return on invested capital, and net sales. The amount we allocate to the Company’s annual bonus pool relates directly to the degree to which the Company meets the annual growth goals.

We also assign individual bonus targets to each executive based on grade level expressed as a percent of year-end salary. The executive’s achievement against each individual objective is converted into a numerical formula for determining the appropriate bonus award. The amount of each executive’s annual bonus (which can be higher or lower than his/her target bonus) is a function of the level of achievement of the Company, the executive’s business unit, and individual objectives.

Under special provisions of the Plan approved by the shareholders at the 2001 Annual Meeting, bonus awards to the executive officers named in the Summary Compensation Table are conditioned upon Gillette’s achievement of a minimum net income target that we establish each year. If this target is exceeded, as it was in 2004, bonuses may be paid to those executives up to a prescribed maximum. These bonuses are designed to be tax deductible by the Company. The Plan also provides that, in the event the Company’s growth goals are not met, the Committee may create a reserve bonus pool that can be used for awarding bonuses to employees, other than the executives named in the Summary Compensation Table, who have achieved their individually assigned objectives. If such a pool is created, it will be substantially smaller than the bonus pool established when the Company achieves its growth goals.

Long-Term Incentive Awards

We believe that equity awards provide important medium- and long-term growth incentives for directors, officers, and other key employees to help Gillette achieve its Strategic Growth Plan. During 2004, stock options were awarded to employees who demonstrated their ability to contribute to the long-term success of the Company. Stock options encourage these individuals to act as owners of the Company by aligning their interests with the interests of the shareholders. We have made stock option awards under the 2004 Long-Term Incentive Plan and 1971 Stock Option Plan on an annual basis, as employment inducements, and at other times. In every case, the exercise price of the options has been equal to the average of the high and low trading prices of Gillette stock on the date of the award. The number of shares awarded to each executive is based on our assessment of the future potential of the executive to contribute to the growth of the Company and the relative value of stock options, as calculated using the Black-Scholes methodology, awarded to comparable executives by companies with which we compete for executive talent.

Stock Ownership Guidelines and Retention Requirements

In December 2003, we approved Stock Ownership guidelines for the Chief Executive Officer and the executive officers who report directly to the Chief Executive Officer to further align their interests with the interests of the shareholders. Under these guidelines, they are expected to accrue and maintain Company stock in an amount equal to a multiple of their base salary. The guidelines are two times’ salary for the Chief Executive Officer and one times’ salary for the executive officers who report directly to the Chief Executive Officer. The participants are expected to comply with the ownership guidelines within a period of five years.

In addition, we adopted a one-year retention requirement for net shares realized upon the exercise of options or the vesting of any restricted stock that may in the future be granted under the 2004 Long-Term Incentive Plan. The retention requirements apply to the Chief Executive Officer and the executive officers who report directly to the Chief Executive Officer.

Report of Compensation Consultant

Each year, we review a report prepared by an independent compensation consultant retained by the Committee. That report assesses the appropriateness and competitiveness of the Company’s executive compensation program, as well as the compensation paid to its executives. While our consultant’s report, including comparisons to the compensation practices of other companies or industry segments, is not the determining factor in our review, our consultant’s views represent an important element in our evaluation of the Company’s executive compensation program. In 2004, we again retained Hewitt Associates as our consultant.

The Company Achieved Its Objectives in 2004

The Company achieved all, and exceeded many, of its objectives set for 2004. Notable among those achievements, in comparison to 2003, were:

–	Net sales increased 13%.

–	Profit from operations increased 23%.

–	Net income per common share, diluted, increased 24%.

–	Return on invested capital increased by 6.1 percentage points.

–	Free cash flow* was $1.7 billion.

In addition, many other critical objectives were met. Franchise market and share targets were reached, particularly in blades and razors, despite intense competition. An extraordinary number of new products were advanced through the pipeline. The Functional Excellence program, a multi-year initiative funded through operations that is designed to improve capabilities and reduce costs, achieved its goals. The amount of high-quality consumer advertising was substantially increased. The Selling, General and Administrative Expenses target was met. Substantial savings and functional improvements in manufacturing and the supply chain function were obtained. Finally, and most importantly, many of the programs designed to transform the Company’s culture to a performance-based, innovative culture were successfully completed.

In our view, the executive compensation program contributed significantly to the Company’s achievement of its objectives in 2004.

*	Net cash provided by operating activities, net of additions to and disposals of property, plant and equipment. Free cash flow is not a measure of the residual cash flow that is available for discretionary expenditures, since the Company has non-discretionary obligations, such as debt service, that are not deducted from the measure. See the Company’s Form 10-K for the year ended December 31, 2004, under “Financial Condition” for a complete definition and reconciliation to GAAP.

Compensation of the Chief Executive Officer

Mr. Kilts’ compensation in 2004 was determined in accordance with his employment agreement dated January 19, 2001, which was amended in August 2003 to extend its term from January 19, 2004, to January 19, 2005, and further extended in March 2004 to extend its term through January 19, 2006, and further amended on December 23, 2004. Prior to entering into the employment agreement and in connection with such amendments, we engaged an independent consultant who advised us on the value and competitiveness of the compensation included in the employment agreements. The details of Mr. Kilts’ employment agreement, including an amendment entered into as of January 27, 2005, at the request of our proposed merger partner, The Procter & Gamble Company, are described on page 22 of this Proxy Statement under the caption, “Employment Contracts, Termination of Employment, and Change-In-Control Arrangements,” and in the Summary Compensation Table on page 19.

Under its charter, the Nominating and Corporate Governance Committee is responsible for evaluating the performance of the Chief Executive Officer annually.

When reviewing the CEO’s performance, the Nominating and Corporate Governance Committee, which is composed of five independent directors, considers, among other things: personal qualities such as leadership, statesmanship, and responsiveness; general management skills such as maintaining a global perspective on the business, operating plans and results, strategic thinking and planning, knowledge of the business, and preparedness; financial expertise, including in areas such as value creation, capital planning, and communications with the financial and investment communities; and skills involving the effective use of human resources, such as developing management talent and creating an effective organization.

When determining the appropriate compensation for the CEO, we consider the Nominating and Corporate Governance Committee’s performance evaluation, the level of achievement of the Company’s growth targets, and the report of the independent consultant, including its review of the compensation paid to CEOs at companies with whom we compete for executive talent. In making compensation decisions in 2005 with respect to the CEO’s salary and annual bonus, we also reviewed all of the elements of the CEO’s compensation, both historic and in connection with the proposed merger.

In 2003 and 2004, Mr. Kilts not only met, but also exceeded, the objectives assigned to him by the Board of Directors. In addition to the considerations noted above, in large part through his leadership, the Company has significantly improved its individual and organizational capabilities, substantially strengthened its business despite increased competition, created a clear road map for sustained growth, developed a culture of collaboration and achievement, and fostered credibility with the investment community.

Consistent with the employment agreement, the policies described in this report, the terms of our incentive plans, and the performance evaluation described above, for 2004 we increased Mr. Kilts’ salary to $1,500,000, approved a bonus of $3,000,000, and granted him the contract extension awards called for under his employment agreement, including a regular annual long-term award for 2004 (1,000,000 options), which was accelerated to January 2004 in connection with the first extension of his employment term, and a grant in June 2004 of 1,000,000 options in connection with the second extension.

Section 162(m) of the Internal Revenue Code

This provision of federal tax law limits the deductibility of compensation paid to the Chief Executive Officer and the next four most highly paid executive officers at the end of each year in which, for any of these covered executives, compensation exceeds $1 million, subject to certain exceptions. One of the exceptions is performance-based compensation paid under a plan or arrangement approved by shareholders. Gillette’s shareholders have approved both our Incentive Bonus and 2004 Long-Term Incentive Plans.

It is our policy generally to design executive compensation to be deductible under Section 162(m). However, we retain our discretion, consistent with the interests of the shareholders, to award compensation that is not tax deductible for the recruitment and retention of executives.

By the Compensation and Human Resources Committee:
Dennis F. Hightower (Chair)
Wilbur H. Gantz
Herbert H. Jacobi
Fred H. Langhammer
Marjorie M. Yang

Other Information

Annual Meeting Admission

Shareholders will be admitted to the Annual Meeting beginning at 9:30 a.m. Only shareholders are invited to attend the Annual Meeting. Proof of ownership of Gillette common stock, as well as a form of personal identification, may be requested in order to be admitted to the Meeting.

If you are a shareholder of record, your name can be verified against our shareholder list. If your shares are held in the name of a bank, broker, or other holder of record, proof of your ownership of Gillette stock, such as a bank or brokerage account statement, may be requested to be admitted to the Meeting.

No cameras, recording equipment, or electronic devices will be permitted in the Meeting, and large bags, briefcases, or packages may be subject to inspection.

Webcast of the Annual Meeting

Our Annual Meeting will be webcast on May 12, 2005. You are invited to visit www.gillette.com at 10:00 a.m. on May 12, 2005, to hear the webcast of the Meeting.

Householding Information

We have adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report and Proxy Statement, unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. We believe this procedure provides greater convenience for our shareholders and saves money by reducing the number of duplicate documents.

Shareholders who participate in householding will continue to receive separate proxy cards. Householding will not affect dividend check mailings.

If you and other shareholders of record with whom you share an address currently receive multiple copies of our Annual Report and Proxy Statement, or if you hold stock in more than one account and wish to receive only a single copy of the Annual Report and Proxy Statement, please contact ADP, Householding Department, 51 Mercedes Way, Edgewood, NY 11717, or call toll-free (800) 542-1061.

If you participate in householding and wish to receive additional copies of the current Annual Report and Proxy Statement, or if you wish to revoke your consent and receive separate copies of future Annual Reports and Proxy Statements, please contact ADP as described above.

Shareholder Account Maintenance

Our Transfer Agent is The Bank of New York. All communications concerning accounts of shareholders of record, including address changes, name changes, inquiries as to requirements to transfer shares of common stock, and similar issues, should be made by calling the Bank’s toll-free number, 1-888-218-2841, or by e-mail at shareowners@bankofny.com.

In addition, you can access your account through The Bank of New York’s web site. To access your account on the Internet, visit www.stockbny.com.

Shareholder Proposals for the 2006 Proxy Statement

If the merger is not consummated, any shareholder satisfying the SEC requirements and wishing to submit a proposal to be included in the Proxy Statement for the 2006 Annual Meeting of Shareholders must submit the proposal in writing to the Corporate Secretary, The Gillette Company, Prudential Tower Building, 48th Floor, Boston, MA 02199. The proposal must be received by December 14, 2005, for the Company to consider it for inclusion in the Proxy Statement for the 2006 Annual Meeting of Shareholders.

Director Nominations and Other Business for Presentation at
the 2006 Annual Meeting

Our bylaws, as permitted by the rules of the SEC, establish procedures that a shareholder must follow to nominate persons at an Annual Meeting for election as directors or to introduce an item of business at an Annual Meeting of Shareholders. These procedures provide that nominations for directors to be made at an Annual Meeting and/or an item of business to be introduced at an Annual Meeting must be submitted in writing to the Secretary of the Company at our principal executive offices at the Prudential Tower Building, 48th Floor, Boston, MA 02199. For the 2006 Annual Meeting of Shareholders, notification must be received by Gillette no later than February 18, 2006, but no earlier than January 19, 2006. If our proposed merger with The Procter & Gamble Company is not consummated, and if a shareholder notifies the Company after February 18, 2006, of an intent to present a proposal or nominate a director at the 2006 Annual Meeting, the Company will have the right to exercise its discretionary voting authority with respect to such proposal without including information regarding such proposal in its proxy materials. Nominations must be in the form and contain the information provided in Article V of our bylaws, including information regarding the nominating shareholder, certain representations and consents, a description of any arrangements between the nominee and nominating shareholder, information required by Section 14 of the Securities Exchange Act, and a description of the shareholder’s intentions regarding delivery of proxies.

Directions to The Hilton Rye Town
699 Westchester Avenue Rye Brook, New York

From New York City

West Side Highway (Henry Hudson Parkway Rt. 9A) to George Washington Bridge and Rt. 95 North and East. Follow to Exit 1C, Rt. 87 North (Major Deegan Expressway and Gov. Thomas E. Dewey, NY Thruway). Follow NY Thruway North to Exit 4, Cross County Parkway. Proceed to Hutchinson River Parkway North and continue to Exit 26E (Westchester Ave). Continue on Westchester Avenue, counting six traffic lights following signs for Port Chester 120A. At the sixth light, turn left into the hotel entrance.

FDR Drive to Triboro Bridge to Bruckner Expressway (Rt. 278). Proceed to Rt. 95 North and Exit 21. Follow Rt. 287 West to Exit 10 (Webb Avenue, Bowman Avenue). Take Exit 10, go straight off the ramp to your second traffic light and bear right onto Westchester Avenue. Proceed to your third traffic light and turn left into the hotel entrance.

From Connecticut

Follow Rt. 95 South to Exit 21 N.Y. Follow Rt. 287 West to Exit 10 (Webb Avenue, Bowman Avenue). Take Exit 10, go straight off the ramp to your second traffic light and bear right onto Westchester Avenue. Proceed to your third traffic light and turn left into the hotel entrance.

From Tappan Zee Bridge

Rt. 87 South to Exit 8, Rt. 287 East. Proceed on Rt. 287 East to Exit 10 Westchester Avenue. Continue East on Westchester Avenue following signs for Port Chester 120A. At the fourth traffic light on Westchester Avenue, turn left into the hotel entrance.

PRUDENTIAL TOWER BUILDING SUITE 4800 BOSTON, MA 02199

VOTE BY INTERNET – www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11.59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by The Gillette Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicated that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to The Gillette Company, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	GILCO1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATE.

THE GILLETTE COMPANY
Election of Directors
The Board of Directors recommends a vote FOR the listed nominees.			For All	Withhold All	For All Except	To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.
1.	Nominees.	01) Michael B. Gifford 02) Ray J. Groves 03) Fred H. Langhammer 04) Marjorie M. Yang	☐	☐	☐

The Board of Directors recommends a vote FOR proposal 2.

		For	Against	Abstain
2.	Ratification of the Independent Registered Public Accounting Firm.	☐	☐	☐

This proxy will be voted as specified by the shareholder, but if no choice is specified, it will be voted FOR proposals 1 and 2.

HOUSEHOLDING ELECTION – Please check to receive future investor communications in a single package per household. To resume receiving individual copies within 30 days, please contact ADP, Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or (800) 542-1061.
Yes ☐	No ☐

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date

Prudential Tower Building Boston, MA 02199

Notice of 2005 Annual Meeting of Shareholders

Time:	10:00 a.m.

Date:	Thursday, May 12, 2005

Place:	The Hilton Rye Town 699 Westchester Avenue Rye Brook, New York

Items of Business:	1. To elect four members of the Board of Directors for three-year terms. 2. To ratify the appointment of the independent registered public accounting firm for the year 2005.

In view of the proposed merger between The Gillette Company and The Procter & Gamble Company, the previously announced proposal by the Board of Directors to declassify the Board has been removed from the Annual Meeting Agenda.

Record Date:	You can vote if you were a shareholder of record on March 14, 2005.

By order of the Board of Directors
William J. Mostyn III
Deputy General Counsel, Secretary, and Corporate Governance Officer

Boston, Massachusetts
March 30, 2005

Prudential Tower Building Boston, MA 02199

PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

P R O X Y
     The undersigned (a) revokes all prior proxies and appoints and authorizes William J. Mostyn III and Richard K. Willard and each of them with power of substitution, as the Proxy Committee, to vote the stock of the undersigned at the 2005 Annual Meeting of the shareholders of The Gillette Company on May 12, 2005, and any adjournment thereof, as specified on the reverse side of this card on proposals 1 and 2 and, in their discretion, on all other matters incident to the conduct of the meeting and, if applicable, (b) directs, as indicated on the reverse, the voting of the shares allocated to the benefit plan account(s) of the undersigned at the 2005 Annual Meeting and at any adjournment thereof. Plan shares for which no directions are received will be voted on each issue in proportion to those shares allocated to participant accounts of the same plan for which voting instructions on that issue have been received. Each trustee is authorized to vote in its judgment or to empower the Proxy Committee to vote in accordance with the Proxy Committee's judgment on other matters incident to the conduct of the meeting and any adjournment thereof.

SEE REVERSE SIDE	(Important - To be signed and dated on the reverse side)	SEE REVERSE SIDE